EXHIBIT 10.22

GENERAL BUSINESS SECURITY AGREEMENT

1. SECURITY INTEREST	Dated: December 18, 2007

In consideration of any financial accommodation at any time granted by Advanced Biotherapy, Inc., a Delaware corporation (“Lender”), to Organic Farm Marketing, LLC, a Wisconsin limited liability company (“Debtor”), Debtor hereby grants Lender a security interest in all equipment, fixtures, inventory, documents, general intangibles, accounts, deposit accounts, contract rights, chattel paper, patents, trademarks and copyrights (and the good will associated with and registrations and licenses of any of them), instruments, letter of credit rights and investment property, now owned or hereafter acquired by Debtor, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for software used in, all returned or repossessed goods, together with all proceeds, supporting obligations and products of the foregoing (“Collateral”), wherever located, to secure all debts, obligations and liabilities to Lender arising out of credit previously granted, credit contemporaneously granted and credit granted in the future by Lender to Debtor including, without limitation, obligations of Debtor to Lender pursuant to the Secured Promissory Note and the Convertible Note issued by Debtor in favor of Lender, as well as the Investment Agreement and the Reimbursement Agreement, all entered into concurrently herewith (collectively, the “Obligations”).

2. DEBTOR’S REPRESENTATIONS AND WARRANTIES

Debtor represents and warrants to Lender and agrees that while any of the Obligations are unpaid:

(a) Ownership and Use. Debtor owns the Collateral free of all encumbrances and security interests (except Lender’s security interest and the security interest of Richard P. Kiphart). Chattel paper constituting Collateral evidences a perfected security interest in the goods (including software used in the goods) covered by it free from all other encumbrances and security interests, and no financing statement is on file or control agreement in existence (other than Lender’s and the security interest of Richard P. Kiphart) covering the Collateral or any of it. Debtor, acting alone, may grant a security interest in the Collateral and agree to the terms of this General Business Security Agreement (“Agreement”). The Collateral is used or bought for use primarily for business purposes.

(b) Sale of Goods or Services Rendered. Each account and chattel paper constituting Collateral as of this date arose from the performance of services, by Debtor or from a bona fide sale or lease of goods, which have been delivered or shipped to the account debtor and for which Debtor has genuine invoices, shipping documents or receipts.

(c) Enforceability. Each account, contract right and chattel paper constituting Collateral as of this date is genuine and enforceable against the account debtor according to its terms. It and the transaction out of which it arose comply with all applicable laws and regulations. The amount represented by Debtor to Lender as owing by each account debtor is the amount actually owing and is not subject to setoff, credit, allowance or adjustment except discount for prompt payment, nor has any account debtor returned the goods or disputed liability.

(d) Due Date. There has been no default as of the date of this Agreement according to the terms of any chattel paper or account constituting Collateral and no step has been taken to foreclose the security interest it evidences or otherwise enforce its payment.

(e) Financial Condition of Account Debtor. As of this date Debtor has no notice or knowledge of anything which might impair the credit standing of any account debtor and Debtor promptly will advise Lender upon receipt of any such notice or knowledge affecting Collateral.

(f) Valid Organization. Debtor is duly organized, validly existing and in good standing under the laws of the state of Wisconsin and is authorized to do business in Wisconsin.

(g) Other Agreements. Debtor is not in default under any agreement for the payment of money.

(h) Authority to Contract. The execution and delivery of this Agreement and any instruments evidencing Obligations will not violate or constitute a breach of Debtor’s articles of organization or operating agreement or any other agreement or restriction to which Debtor is a party or is subject.

(i) Accuracy of Information. All information, certificates or statements given to Lender pursuant to this Agreement shall be true and complete when given.

(j) Name and Address. Debtor’s exact legal name is Organic Farm Marketing, LLC. The address of Debtor’s place of business, or if Debtor has more than one place of business, then the address of Debtor’s chief executive office, is 302 West Stanley Street, Thorp, Wisconsin 54771.

(k) Location. The address where the Collateral will be kept is 302 West Stanley Street, Thorp, Wisconsin 54771. Such location shall not be changed without prior written consent of Lender, but the parties intend that the Collateral, wherever located, is covered by this Agreement.

(l) Environmental Laws. (i) No substance has been, is or will be present, used, stored, deposited, treated, recycled or disposed of on, under, in or about any real estate now or at any time owned or occupied by Debtor (“Property”) during the period of Debtor’s ownership or use of the Property in a form, quantity or manner which if known to be present on, under, in or about the Property, would require clean-up, removal or some other remedial action (“Hazardous Substance”) under any federal, state or local laws, regulations, ordinances, codes or rules (“Environmental Laws”), (ii) Debtor has no knowledge, after due inquiry, of any prior use or existence of any Hazardous Substance on the Property by any prior owner of or person using the Property, (iii) without limiting the generality of the foregoing, Debtor has no knowledge, after due inquiry, that the Property contains asbestos, polychlorinated biphenyl components (PCBs) or underground storage tanks, (iv) there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Debtor to any damages, penalties, injunctive relief or clean-up costs in any governmental or regulatory action or third-party claim relating to any Hazardous Substance, (v) Debtor is not subject to any court or administrative proceeding, judgment, decree, order or citation relating to any Hazardous Substance, and (vi) Debtor in the past has been, at the present is, and in the future will, remain in compliance with all Environmental Laws. Debtor shall indemnify and hold harmless Lender, its directors, officers, employees and agents from all loss, cost (including reasonable attorneys’ fees and legal expenses), liability and damage whatsoever directly or indirectly resulting from, arising out of, or based upon (1) the presence, use, storage, deposit, treatment, recycling or disposal, at any time, of any Hazardous Substance on, under, in or about the Property, or the transportation of any Hazardous Substance to or from the Property, (2) the violation or alleged violation of any Environmental Law, permit, judgment or license relating to the presence, use, storage, deposit, treatment, recycling or disposal of any Hazardous Substance on, under, in or about the Property, or the transportation of any Hazardous Substance to or from the Property, or (3) the imposition of any governmental lien for the recovery of environmental clean-up costs expended under any Environmental Law. Debtor shall immediately notify Lender in writing of any governmental or regulatory action or third-party claim instituted or threatened in connection with any Hazardous Substance described above on, in, under or about the Property.

(m) Employees. There are no unpaid wages due employees of Debtor and there are no outstanding liens against assets of Debtor for unpaid wages due employees of Debtor.

(n) Fixtures. If any of the Collateral is affixed to real estate, the legal description of the real estate set forth in each UCC Financing Statement signed or authorized by Debtor is true and correct.

3. SALE AND COLLECTIONS

(a) State of Inventory. So long as no default exists under any of the Obligations or this Agreement, Debtor may (a) sell inventory in the ordinary course of Debtor’s business for cash or on terms customary in the trade, at prices not less than any minimum sale price shown on instruments evidencing Obligations and describing inventory, or (b) lease or license inventory on terms customary in the trade.

(b) Verification and Notification. Lender may verify Collateral in any manner, and Debtor shall assist Lender in so doing. Upon default, Lender may at any time and Debtor shall, upon request of Lender, notify the account debtors or other persons obligated on the Collateral to make payment directly to Lender and Lender may enforce collection of, settle, compromise, extend or renew the indebtedness of such account debtors or other persons obligated on the Collateral. Until account debtors or other persons obligated on the Collateral are so notified, Debtor, as agent of Lender, shall make collections and receive payments on the Collateral.

(c) Deposit with Lender. At any time Lender may require that all proceeds of Collateral received by Debtor shall be held by Debtor upon an express trust for Lender, shall not be commingled with any other funds or property of Debtor and shall be turned over to Lender in precisely the form received (but endorsed by Debtor if necessary for collection) not later than the business day following the day of their receipt. All proceeds of Collateral received by Lender directly or from Debtor shall be applied against the Obligations in such order and at such times as Lender shall determine.

4. DEBTOR’S COVENANTS

(a) Maintenance of Collateral. Debtor shall: maintain the Collateral in good condition and repair and not permit its value to be impaired; keep it free from all liens, encumbrances and security interests (other than Lender’s security interest and the security interest of Richard P. Kiphart); defend it against all claims and legal proceedings by persons other than Lender; pay and discharge when due all taxes, license fees, levies and other charges upon it; not sell, lease, license or otherwise transfer or dispose of it or permit it to become a fixture or an accession to other goods, except for sales, leases or licenses of inventory as provided in this Agreement; not permit it to be used in violation of any applicable law, regulation or policy of insurance: and, as to Collateral consisting of instruments, chattel paper and letter of credit rights, preserve rights in it against prior parties. Loss of or damage to the Collateral shall not affect the liabilities of Debtor under this Agreement, the Obligations or other rights of Lender with respect to the Collateral.

(b) Insurance. Debtor shall keep the Collateral and Lender’s interest in it insured under policies with such provisions, for such amounts and by such insurers as shall be satisfactory to Lender from time to time, and shall furnish evidence of such insurance satisfactory to Lender. Subject to Lender’s satisfaction, Debtor is free to select the insurance agent or insurer through which the insurance is obtained. Debtor assigns (and directs any insurer to pay) to Lender the proceeds of all such insurance and any premium refund, and authorizes Lender to endorse in the name of Debtor any instruments for such proceeds or refunds and; at the option of Lender, to apply such proceeds and refunds to any unpaid balance of the Obligations, whether or not due, and/or to restoration of the Collateral, returning any excess to Debtor. Each insurance policy shall contain a standard lender’s loss payable endorsement in favor of Lender, and shall provide that the policy shall not be cancelled, and the coverage shall not be reduced, without at least 10 days’ prior written notice by the insurer to Lender. Lender is authorized, in the name of Debtor or otherwise, to make, adjust and/or settle claims under, any credit insurance financed by, Lender or any insurance on the Collateral, or cancel the same after the occurrence of an event of default. If Debtor fails to keep any required insurance on the Collateral, Lender may purchase such insurance for Debtor, such insurance may be acquired by Lender solely to protect the interest of Lender (and will not cover Debtor’s equity in the Collateral), and Debtor’s obligation to repay Lender shall be in accordance with this Agreement.

(c) Maintenance of Security Interest. Debtor shall pay all expenses and upon request, take any action reasonably deemed advisable by Lender to preserve the Collateral or to establish, evidence, determine and maintain priority of, perfect, continue perfected, terminate and/or enforce Lender’s interest in it or rights under this Agreement. Debtor authorizes Lender to file Uniform Commercial Code financing statements describing the Collateral (including describing the Collateral as “all assets,” “all personal property” or with words of similar effect) and amendments and correction statements to such financing statements and ratifies any such financing statement or amendment filed prior to the date of this Agreement. Debtor will cooperate with Lender in obtaining control of Collateral or other security for the Obligations for which control may be required to perfect Lender’s security interest under applicable law. If the Collateral is in possession of a third party, Debtor will join with Lender at its request in notifying the third party of Lender’s security interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Lender.

(d) Taxes and Other Charges. Debtor shall pay and discharge all lawful taxes, assessments and government charges upon Debtor or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments and charges are contested in good faith and by appropriate proceedings by Debtor.

(e) Employees. Debtor shall pay all wages when due to employees of Debtor and shall not permit any lien to exist against the assets of Debtor for unpaid wages due employees of Debtor.

(f) Records and Statements. Debtor shall furnish to Lender financial statements at least annually and such other financial information respecting Debtor at such times and in such form as Lender may request. Debtor shall keep accurate and complete records respecting the Collateral in such form as Lender may approve. At such times as Lender may require, Debtor shall furnish to Lender a statement certified by Debtor and in such form and containing such information as may be prescribed by Lender, showing the current status and value of the Collateral. Debtor shall furnish to Lender such reports regarding the payment of wages to employees of Debtor and the number of employees of Debtor as Lender may from time to time request, and without request shall furnish to Lender a written report immediately upon, any material increase in the number of employees of Debtor, the failure of Debtor to pay any wages when due to employees of Debtor or the imposition of any lien against the assets of Debtor for unpaid wages due employees of Debtor.

(g) Inspection of Collateral; Audit. Lender may examine, inspect and audit the Collateral and Debtor’s records pertaining to it, wherever located, during normal business hours, and make copies of records, and Debtor shall assist Lender in so doing.

(h) Charges. In addition to the required payments under the Obligations and this Agreement, Debtor shall pay all of Lender’s costs and expenses for inspection and auditing in connection with this Agreement.

(i) Chattel Paper. Lender may require that chattel paper constituting Collateral shall be on forms approved by Lender. Unless it consists of electronic chattel paper, Debtor shall promptly mark all chattel paper constituting Collateral, and all copies, to indicate conspicuously Lender’s interest and, upon request, deliver them to Lender. If it consists of electronic chattel paper, Debtor shall promptly notify Lender of the existence of the electronic chattel paper and, at the request of Lender, shall take such actions as Lender may reasonably request to vest in Lender control of such electronic chattel paper under applicable law.

(j) United States Contracts. If any Collateral arose out of contracts with the United States or any of its departments, agencies or instrumentalities, Debtor will notify Lender and execute writings required by Lender in order that all money due or to become due under such contracts shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.

(k) Modifications. Without the prior written consent of Lender, Debtor shall not alter, modify, extend, renew or cancel any accounts, letter of credit rights or chattel paper constituting Collateral.

(l) Returns and Repossessions. Debtor shall promptly notify Lender of the return to or repossession by Debtor of goods underlying any Collateral and Debtor shall hold and dispose of them only as Lender directs.

(m) Promissory Notes, Chattel Paper and Investment Property. If Debtor shall at any time hold or acquire Collateral consisting of promissory notes, chattel paper or certificated securities, Debtor shall endorse, assign and deliver the same to Lender accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time request.

(n) Change of Name, Address or Organization. Debtor shall not change Debtor’s legal name or address without providing at least 30 days’ prior written notice of the change to Lender. Debtor, if it is an organization, shall not change its type of organization or state under whose law it is organized and shall preserve its organizational existence, and Debtor whether or not Debtor is an organization shall not, in one transaction or in a series of related transactions, merge into or consolidate with any other organization, change Debtor’s legal structure or sell or transfer all or substantially all of Debtor’s assets.

5. RIGHTS OF LENDER

(a) Authority to Perform for Debtor. Upon the occurrence of an event of default or if Debtor fails to perform any of Debtor’s duties set forth in this Agreement or in any evidence of or document relating to the Obligations, Lender is authorized, in Debtor’s name or otherwise, to take any such action including, without limitation, signing Debtor’s name or paying any amount so required, and the cost shall be one of the Obligations secured by this Agreement and shall be payable by Debtor upon demand with interest from the date of payment by Lender at the highest rate stated in any evidence of any Obligation but not in excess of the maximum rate permitted by law.

(b) Set-Off. Debtor grants Lender, as further security for the Obligations, a security interest and lien in money now or hereafter owed Debtor by Lender, and agrees that Lender may, at any time after the occurrence of an event of default, without prior notice or demand, set-off all or any part of the unpaid balance of the Obligations against any money now or hereafter owed Debtor by Lender.

(c) Power of Attorney. Debtor irrevocably appoints any officer of Lender as Debtor’s attorney, with power after an event of default to receive, open and dispose of all mail addressed to Debtor (and Lender shall not be required as a condition to the exercise of this power to prove the occurrence of an event of default to the Post Office); to notify the Post Office authorities to change the address for delivery of all mail addressed to Debtor to such address as Lender may designate; to endorse the name of Debtor upon any instruments which may come into Lender’s possession; and to sign and make draws under any letter of credit constituting Collateral on Debtor’s behalf. Debtor authorizes Lender to honor any such draft accompanied by invoices aggregating the amount of the draft and describing inventory to be shipped to Debtor and to pay any such invoices not accompanied by drafts. Debtor appoints any employee of Lender as Debtor’s attorney, with full power to sign Debtor’s name on any instrument evidencing an Obligation, or any renewals or extensions, and such instruments may be payable at fixed times or on demand, shall bear interest at the rate from time to time fixed by Lender and Debtor agrees, upon request of Lender, to execute any such instruments. This power of attorney to execute instruments may be revoked by Debtor only by written notice to Lender and no such revocation shall affect any instruments executed prior to the receipt by Lender of such notice. All acts of such attorney are ratified and approved and such attorney is not liable for any act or omission or for any error of judgment or mistake of fact or law. This power is a power coupled with an interest and is given as security for the Obligations, and the authority conferred by this power is and shall be irrevocable and shall remain in full force and effect until renounced by Lender.

(d) Nonliability of Lender. Lender has no duty to determine the validity of any invoice, the authority of any shipper to ship goods to Debtor or compliance with any order of Debtor. Lender has no duty to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties. Debtor releases Lender from any liability for any act or omission relating to the Obligations, the Collateral or this Agreement, except Lender’s willful misconduct.

6. DEFAULT

(a) Event of Default. Upon the occurrence of one or more of the following events of default (each an “event of default”):

(i) Nonperformance. Any of the Obligations are not paid when due or Debtor fails to perform, or rectify the breach of, any representation, warranty or covenant or other undertaking in this Agreement or in any evidence of or document relating to the Obligations or an event of default occurs under any evidence of or document relating to any other obligation secured by the Collateral;

(ii) Inability to Perform. Debtor or a guarantor or surety of any of the Obligations dies, ceases to exist, becomes insolvent or the subject of bankruptcy or insolvency proceedings or any guaranty of the Obligations is revoked or becomes unenforceable for any reason;

(iii) Misrepresentation. Any warranty or representation made to induce Lender to extend credit to Debtor, under this Agreement or otherwise, is false in any material respect when made; or

(iv) Insecurity. At any time Lender believes in good faith that the prospect of payment or performance of any of the Obligations or performance under any agreement securing the Obligations is impaired;

all of the Obligations shall, at the option of Lender and without notice or demand, become immediately payable; and Lender shall have all rights and remedies for default provided by the Wisconsin Uniform Commercial Code and this Agreement, as well as other applicable law, and under any evidence of or document relating to any Obligation, and all such rights and remedies are cumulative and may be exercised from time to time. Without limiting in any way the generality of the foregoing, Lender shall have the rights and remedies set forth in this Section 6.

(b) Repossession. Lender may take possession of Collateral, without notice or hearing, which Debtor waives.

(c) Assembling Collateral. Lender may require Debtor to assemble the Collateral and to make it available to Lender at any place reasonably designated by Lender.

(d) Notice of Disposition. Lender may dispose of the Collateral upon written notice, when required by law, sent to any address of Debtor in this Agreement and ten (10) calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral is deemed reasonable notice.

(e) Expenses and Application of Proceeds. Debtor shall reimburse Lender for any expense incurred by Lender in protecting or enforcing its rights under this Agreement, before and after judgment, including, without limitation, reasonable attorneys’ fees and legal expenses (including those incurred in successful defense or settlement of any counterclaim brought by Debtor or incident to any action or proceeding involving Debtor brought pursuant to the United States Bankruptcy Code) and all expenses of taking possession, holding, preparing for disposition and disposing of Collateral (provided, however, Lender has no obligation to cleanup or otherwise prepare the Collateral for sale). After deduction of such expenses, Lender shall apply the proceeds of disposition to the extent actually received in cash to the Obligations in such order and amounts as it elects or as otherwise required by this Agreement if Lender sells any Collateral on credit, Debtor will be credited only with payments that the purchaser actually makes and that Lender actually receives and applies to the unpaid balance of the purchase price of the Collateral.

(f) Waiver. Lender may permit Debtor to remedy any default without waiving the default so remedied, and Lender may waive any default without waiving any other subsequent or prior default by Debtor. Lender shall continue to have all of its rights and remedies under this Agreement even if it does not fully and properly exercise them on all occasions.

7. WAIVER AND CONSENT

Debtor expressly consents to and waives notice of the following by Lender without affecting the liability of Debtor: (a) any surrender, release, impairment, sale or other disposition of any security or collateral for the Obligations, (b) any release or agreement not to sue any guarantor or surety of the Obligations, (c) any failure to perfect a security interest in or realize upon any security or collateral for the Obligations, (d) any failure to realize upon any of the Obligations or to proceed against any guarantor or surety, (e) any renewal or extension of the time of payment, (f) any allocation and application of payments and credits and acceptance of partial payments, (g) any application of the proceeds of disposition of any collateral for the Obligations to any obligation of any Debtor secured by such collateral in such order and amounts as it elects, (h) any determination of what, if anything, may at any time be done with reference to any security or collateral, and (i) any settlement or compromise of the amount due or owing or claimed to be due or owing from any guarantor or surety.

8. INTERPRETATION

The validity, construction and enforcement of this Agreement are governed by the internal laws of the State of Wisconsin. All terms not otherwise defined have the meanings assigned to them by the Wisconsin Uniform Commercial Code, as amended from time to time, provided, however, that the term “instrument” shall be such term as defined in the Wisconsin Uniform Commercial Code-Secured Transactions Chapter 409. All references in this Agreement to sections of the Wisconsin Statutes are to those sections as they may be renumbered from time to time. Invalidity of any provision of this Agreement shall not affect the validity of any other provision. This Agreement is intended by Debtor and Lender as a final expression of this Agreement and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Agreement. This Agreement may not be supplemented, amended or modified except in writing, signed by the party against whom such supplement, amendment or modification is sought to be enforced.

9. PERSONS BOUND AND OTHER PROVISIONS

This Agreement benefits Lender, its successors and assigns, and binds Debtor and its successors and permitted assigns and shall bind all persons and entities that become bound as a debtor to this Agreement. Debtor acknowledges receipt of a completed copy of this Agreement. This Agreement has been executed by the duly authorized manager of the Debtor.

ORGANIC FARM MARKETING, LLC,
a Wisconsin limited liability company

By:______________________________
Chad L. Pawlak, Sr.

Address:  302 West Stanley Street
      Thorp, Wisconsin 54771